Exhibit 10.1

THIS AMENDMENT AGREEMENT (this “Amendment”), dated as of February 26, 2009 is entered into by and among Epic Energy Resources, Inc., a Colorado corporation (the “Company”), the persons identified as “Holders” on the signature pages hereto (the “Holders”) and only to the extent set forth below the signatures hereto under the heading “Agreement by John S. Ippolito and Rex P. Doyle”, John S. Ippolito, as an individual (“JSI”), and Rex P. Doyle, as an individual (“RPD”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below). As used herein, the term “Agent” shall mean Whitebox Convertible Arbitrage Partners, LP.

WHEREAS, pursuant to a Purchase Agreement, dated as of December 5, 2007 (the “Purchase Agreement”), among the Company and the Holders listed on Schedule A hereto, such Holders purchased from the Company (i) 10% Secured Debentures (the “Debentures”) and (ii) warrants exercisable for shares of Common Stock.

WHEREAS, the parties desire to amend the Purchase Agreement and certain other Transaction Documents pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder and the Company hereby agrees as follows:

1. Transfer of Shares of Common Stock.

Each of JSI and RPD represents, warrants and covenants on behalf of himself the following:

(A) Subject to the terms and conditions hereunder, and as partial consideration for the amendments and waivers herein, JSI and RPD each agrees to transfer to each Holder, on a pro-rata basis, 3,209,877 shares, for an aggregate total of 6,419,754 shares (the “Shares”), of Common Stock, in the individual amounts set opposite such Holder’s name on Schedule A hereto.  On or before the tenth Trading Day from the date hereof, the Company shall deliver to each Holder certificates evidencing its respective Shares and evidence that the original certificates evidencing the Shares being transferred hereunder have been cancelled. Notwithstanding the forgoing, until the tenth Trading Day after receipt by the Company of the required documentation (reasonably acceptable to the Company) for the assignments of Debentures to Whitebox Combined Partners, LP. and IAM Mini-Fund 14, Ltd.. and for the assignment of Debentures with a $500,000 face amount to Whitebox Special Opportunities Funds Series B Partners, LP (the foregoing three assignees are collectively referred to as the “New Assignees”), the Company is not obligated to deliver the shares due hereunder to the New Assignees.  On or before the tenth Trading Day from the date of receipt by the Company of the required documentation (reasonably acceptable to the Company) for the assignments of Debentures to the New Assignees, the Company shall deliver to the New Assignees certificates evidencing its respective Shares, and evidence that the original certificates evidencing the Shares being transferred hereunder have been cancelled. A legend restricting the transfer of the Shares pursuant to the Securities Act of 1933, as amended (the “1933 Act”) has been or will be placed on any certificate(s) or other documents evidencing the Shares transferred to each Holder.

(B) JSI and RPD each has owned the Shares since April 4, 2006, and acquired the Shares for his own account and not with a view to, or for sale in connection with, any distribution, resale or public offering of such Shares or any part thereof in violation of the 1933 Act.  A copy of the original stock certificate(s) evidencing the Shares is attached hereto.  JSI and RPD hereby represent that he has the power and authority to execute and deliver this Amendment, with respect to this Section 1 only, and to perform his respective obligations hereunder, all of which have been duly authorized by all requisite action.  This Amendment, with respect to this Section 1 only, has been duly authorized, executed and delivered by JSI and RPD and constitutes valid and binding obligations, enforceable against JSI and RPD in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(C) JSI and RPD each has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his disposition of the Shares.

(D) Each of JSI and RPD owns his respective Shares beneficially and of record, free and clear of any liens, claims or encumbrances, except for 1933 Act restrictions (collectively, “Encumbrances”).  Neither JSI nor RPD has entered into any agreement, arrangement or other understanding (i) granting any option, warrant or right of first refusal with respect to the Shares to any Person, (ii) restricting his right to transfer the Shares to the Holders, or (iii) restricting any other of his rights with respect to the Shares.  Each of JSI and RPD has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Shares to the Holder free and clear of any Encumbrances, except for 1933 Act restrictions.  Upon the consummation of the transactions hereunder, each Holder will acquire good, valid and marketable title to its respective Shares, free and clear of any Encumbrances and subject to the 1933 Act.  Except as specifically set forth in this Amendment, neither JSI nor RPD has entered into any agreement, arrangement or understanding (written or oral) of any nature with any Person with respect to the transactions contemplated hereby, including, without limitation, any agreement or understanding (written or oral) with the Company or any of its shareholders to purchase or otherwise receive shares of Common Stock or other securities.

(E) To the knowledge of each of JSI and RPD, there is no action, suit, proceeding, judgment, claim or investigation pending, or threatened against JSI or RPD which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

(F) Neither JSI nor RPD is under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

(G) Each of JSI and RPD acknowledges that the execution, delivery and performance of his respective obligations under this Amendment are a material inducement to each Holder to complete the transactions contemplated hereunder.  Each of JSI and RPD hereby represents that the he has received adequate consideration for the transfer of the Shares to the Holders hereunder, and that as an officer, director and shareholder of the Company, he will directly and indirectly benefit from the transactions contemplated hereunder.

2. Amendments to the Purchase Agreement and Debentures.

(A) The following is added as new Section 4.19 of the Purchase Agreement:

“4.19 EBITDA

(a)
As used herein, “EBITDA” means, for the applicable period, earnings before interest, taxes, depreciation, amortization and other non-cash items (such as, but not limited to, non-cash compensation and bad debt) of the Company and its consolidated Subsidiaries, consistently applied, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income, and (iii) depreciation and amortization expense.

(b)	The Company shall achieve, on a consolidated basis, EBITDA of at least the required amount set forth in the table below for the applicable period indicated:

Period	Cumulative EBITDA
For the three months ending March 31, 2009	$100,000
For the six months ending June 30, 2009	$1,500,000
For the nine months ending September 30, 2009	$3,400,000
For the twelve months ending December 31, 2009	$4,400,000

(c) For each three month period commencing on January 1, 2010 and ending on each March 31, June 30, September 30 and December 31 thereafter, until the Debentures are no longer outstanding, the Company shall achieve, on a consolidated basis, EBITDA of at least $1,000,000.

(d) (i) As soon as available, and in any case not later than fifteen (15) calendar days after the end of each monthly period through the month ending December 31, 2009 and for any other month that ends with the Company in default, the Company shall submit to Whitebox Convertible Arbitrage Partners, LP (the “Agent”) a report that includes, with respect to the last day of the subject monthly period, the Company’s total amount of accounts receivable, accounts payable and its total amount of cash, an accounts receivable aging report which shows all outstanding receivables and the closing monthly statement for each bank account maintained by the company or any of its Subsidiaries.

(ii) As soon as available, and in any case not later than twenty-five (25) calendar days after the end of each of calendar month through the maturity date of the Debentures, the Company shall submit to Agent consolidated profit and loss statements, together with a calculation of EBITDA, for that month.

(iii) As soon as available, and in any case not later than fifty-one (51) calendar days after the end of each of the first three calendar quarters of each calendar year and not later than one-hundred and six (106) days after the end of the fourth calendar quarter of each calendar year, the Company shall submit to Agent a balance sheet, a statement of profits and losses, and a statement of cash flows, in each case prepared in accordance with GAAP on a consolidated basis, certified by the chief financial officer and chief executive officer of the Company in accordance with Section 302(a) of the Sarbanes-Oxley Act of 2002.

(e) All monthly reports delivered under Section 4.19(d)(ii) shall include details of the calculation of EBITDA for that report, which information and calculations shall be reasonably acceptable to Company and Agent. If the Company fails to satisfy the covenants set forth in this Section 4.19 and the Company fails to cure such failure within 5 Business Days after receipt of written notice from the Agent of the failure, it shall constitute an “Event of Default” under the Debentures.”

(B) The following is hereby added as new Section 4.20 of the Purchase Agreement:

“Limitation on Certain Issuances.  Until June 30, 2010, the aggregate number of shares of Common Stock and Common Stock Equivalents issuable by the Company and its Subsidiaries to their respective employees, consultants, officers, directors and advisors shall not exceed 10,000,000 shares (subject to adjustment for forward and reverse stock splits, stock dividends stock combinations and other similar transactions of the Common Stock that occur after February26, 2009). In addition, until the earlier of (i) such time that the Purchasers no longer hold any Securities or (ii) one year prior to the expiration date of the Warrants (regardless of whether any or all Warrants have been exercised), neither the Company nor any Subsidiary shall issue any shares of Common Stock and Common Stock Equivalents to their respective employees, consultants, officers, directors and advisors with a strike price, conversion price, exercise price, or at an effective price per share, less than $0.50 (subject to adjustment for forward and reverse stock splits, stock dividends stock combinations and other similar transactions of the Common Stock that occur after February26, 2009).”

(C) The following is hereby added as new Section 4.21 of the Purchase Agreement:

“Limitation on Executive Compensation. For calendar years 2009 and 2010, so long as the Debentures are outstanding, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Closing Date) to, directly or indirectly, (x) increase the individual cash salaries of any officers and executives identified by name in the Incentive Compensation Plan or the aggregate salaries of any officers and executives identified by name in the Incentive Compensation Plan beyond the 2008 levels, (y) make any contribution to any “401(k)”, (z) and pay any bonuses in cash, stock or other compensation. The above limitation shall last until the end of calendar year 2010, or until such time that the Company’s annual EBITDA (as derived from audited financial statements) exceeds $7,000,000, or the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given their prior written consent. Upon exceeding annual EBITDA of $7,000,000 Company may reinstate contributions to any “401(k)”and pay cash bonuses of up to $750,000 in the aggregate annually, but only to the extent that such cash bonuses are approved by the independent compensation committee of the Company’s board of directors. Notwithstanding anything herein to the contrary, the payment of bonuses described in this Section shall not be permitted in the event that the “Event of Default” described in Section 4.19(e) is then occurring.”

(D) The following is hereby added as a new clause (x) in the definition of “Equity Conditions” in Section 1 of the Debentures:

“and (x) the VWAP for the each Trading Day during the 20 Trading Days immediately prior to the date in question is equal to or greater than $0.50 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after February 26, 2009).”

(E) The following is hereby added as new Section 6(d) of the Debentures:

“(d) Mandatory Redemption.  Subject to the provisions of this Section 6(d), in addition to the other payments required hereunder, within two Business Days following the date the “Milestone Payment” (as defined below) has cleared a deposit account of the Company as being transferable funds, the Company shall redeem some or all of the then outstanding principal amount of this Debenture, for cash, in an amount equal to the Holder’s pro-rata portion of 50% of such Milestone Payment (such date, the “Mandatory  Redemption Date” and such redemption, the “Mandatory Redemption”).  The amounts due under this Section are payable in full on the Mandatory Redemption Date.  All payments under this Section 6(d) shall be applied ratably to all Holders based on the amount of outstanding Debentures for which each of them is the record owner on the date that the Milestone Payment is received by the Company.  The Company hereby agrees to publicly disclose any Milestone Payment within two Trading Days from the date such payment has cleared a deposit account of the Company as being transferable funds.  If any portion of the payments owed pursuant to this Section shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.  As used herein, the term “Milestone Payment” means any and all payments received by the Company or any Subsidiary in connection with the accounts receivable from Storm Cat Energy Corporation that were due and payable as of November 10, 2008.”

(F) The following is hereby added as an Event of Default under the Debentures as new Section 8(a)(xiv):

“(xiv) the Company or any subsidiary shall open, establish or otherwise maintain any deposit account or bank account of any nature unless, prior thereto, the Company shall have caused an account control agreement, in form and substance in each case satisfactory to the Agent, to be entered into and delivered to the Agent for the benefit of the holders of the Debentures.”

3. Restructuring of EIS Agreement.  On or prior to the date hereof, the Company shall have delivered to Agent evidence that the Company has restructured the EIS Agreement to provide that the $1,070,000 in payments owed to EIS by the Company will be paid as follows: $250,000 on April 1, 2010, $250,000 on July 1, 2010, $250,000 before October 1, 2010, and $320,000 on January 1, 2011.  The evidence shall be in form and substance reasonably acceptable to the Agent.

4. Payment of December 1, 2008 Quarterly Redemption Amount.  The Company hereby agrees to pay the Quarterly Redemption Amount(s) (as defined in the Debentures) under each Debenture scheduled to have been paid on December 1, 2008, on or before February 27, 2009.

5. Waivers.  Subject to the terms and conditions set forth herein, each Holder severally, and not jointly, hereby waives the right to collect all accrued but unpaid liquidated damages plus any late fees thereon under the “Registration Rights Agreement” that have accrued through the date hereof.  Subject to the terms and conditions set forth herein, each Holder  hereby waives, severally, and not jointly, the following prior occurrences, each of which may be deemed to cause an Event of Default (as defined in the Debentures) to the extent that these matters occurred on or before the date of execution of this Amendment: (i) the failure to timely pay the Quarterly Redemption Amount due under the Debentures on December 1, 2008; (ii) failure to have the Initial Registration Statement (as defined in the Registration Rights Agreement) declared effective by the Commission on or prior to the 180th day after the Closing Date; (iii) failure to offer to repay, repurchase or otherwise acquire Indebtedness (as defined in the Debentures) to all Holders of the Debentures on a pro-rata basis; (iv) failure to have caused an account control agreement to be entered into for the benefit of the Holders of the Debentures upon the Company opening a new deposit account or bank account; and (v) the closing of certain bank or deposit accounts of the Company, provided that on or before the date hereof, the Company delivers a deposit account control agreement covering the account or accounts into which the contents of the closed account were transferred. Subject to the terms and conditions set forth herein, to the extent that a Holder has requested acceleration of payment of its Debenture, the Holder hereby rescinds such request and any resulting acceleration of its Debenture with respect to the matters waived in this Section.  Except as expressly set forth herein, nothing contained in this Amendment shall be construed to waive, limit, impair or otherwise affect any rights of a Holder in respect of any “Event of Default” (as defined in the Debentures) that occurs after the date of this Agreement.

6. Representations and Warranties.  The Company hereby makes to the Holders the following representations and warranties:

(A) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(B) No Conflicts.  The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(C) Equal Consideration.  No consideration has been paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(D) Survival and Bring Down.
All of the Company’s warranties and representations contained in this Amendment shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  Except as set forth on the Amended and Restated Schedules attached hereto, which shall amend and restate the Schedules attached to the Purchase Agreement, the  Company expressly reaffirms that each of the representations and warranties set forth in the Purchase Agreement, continues to be true, accurate and complete in all material respects as of the date hereof (except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date), and the Company hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this Agreement.

(E) No Defaults.  Following the execution and delivery of this Amendment by the parties hereto, no Event of Default (as defined in the Debentures) has occurred and is continuing as of the date hereof.

7. Legal Opinion.  Concurrently herewith, the Company shall deliver to the Holders an opinion of outside counsel regarding the proper legal authorization, and the validity, binding nature and enforceability of this Amendment, and with such opinion, in form and substance reasonably acceptable to Agent.

8. Miscellaneous.

(A) (i)The waivers, agreements and amendments set forth herein shall not be effective unless and until (a) all Holders of at least $19,750,000 shall have agreed to the terms and conditions hereunder and executed and delivered their signature page hereto to the Company and (b) all conditions precedent to the effectiveness of this Amendment shall have been satisfied. In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the accuracy in all material respects of the representations and warranties of the Company contained herein.

(ii) The undersigned agree that they will not be entitled to declare a default or exercise rights of default under any of the Transaction Documents solely because one or more Holders who have not agreed to the terms of this Amendment declare a default or defaults under any of the Transaction Documents.

(B) Except as expressly set forth herein, each Holder, to its knowledge without independent investigation, acknowledges there are no “Events of Default” (as defined in the Debentures) under its Debentures, except for those being waived pursuant to Section 5 hereunder, that currently exist as of the date of that Holder’s execution of this Agreement.

(C) Except as expressly set forth above, all of the terms and conditions of the Transaction Documents (as defined in the Purchase Agreement) shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.  Within 1 Trading Day of the date hereof, the Company shall issue a Current Report on Form 8-K reasonably acceptable to the Agent, attaching this Amendment, and disclosing the material terms of the transactions contemplated hereby.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Amendment and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment or any amendments hereto.

(D) This Amendment may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement. The Company hereby agrees that it will reimburse Agent up to $30,000 for its legal fees and expenses upon its execution of this Amendment.   Except as set forth in this section, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

(E) The Company has elected to provide all Holders with the same terms and form of amendment, consent and waiver for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this Amendment and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Amendment or any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Amendment or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Amendment and the Transaction Documents.

IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

EPIC ENERGY RESOURCES, INC.

By:	/s/Rex P. Doyle
Name:	Rex P. Doyle
Title:

Agreement By John S. Ippolito and Rex P. Doyle:

By his signature below, each of John S. Ippolito and Rex P. Doyle acknowledges and agrees to the provisions set forth in Section 1 hereof and that he is signing this Amendment solely for the purpose of agreeing to the provisions of Section 1.

Rex P. Doyle, individually

/s/Rex P. Doyle
Rex P. Doyle

Address for notice:

John S. Ippolito, individually

/s/John S. Ippolito
John S. Ippolito

Address for notice:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Whitebox Convertible Arbitrage Partners LP

By:	/s/ Jonathan Wood

Name:	Jonathan Wood

Title:	Cheif Operating Officer/Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Pandora Select Partners

By:	/s/ Jonathan Wood

Name:	Jonathan Wood

Title:	Chief Operating Officer/Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Whitebox Special Opportunities Fund Series B Partners, LP

By:	/s/ Jonathan Wood

Name:	Jonathan Wood

Title:	Chief Operating Officer/Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Whitebox Combined Partners LP

By:	/s/ Jonathan Wood

Name:	Jonathan Wood

Title:	Chief Operating Officer/Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	IAM Mini-Fund 14 Limited

By:	/s/ Gary S. Long
By:	/s/ Mufeed Rajab

Name:	Gary S. Long
Name:	Mufeed Rajab

Title:	Director/Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Midsummer Investment, Ltd.

By:	/s/ Joshua Thomas
Name:	Joshua Thomas
Title:	Managing Director

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Shelter Island Opportunity Fund, LLC

By:	/s/ Stephen Saltzstein

Name:	Stephen Saltzstein
Title:	Principal

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Todd M. Binet

By:	/s/ Todd M. Binet

Name:	Todd M. Binet
Title:	Individual

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	H. Steven Walton

By:	/s/ H. Steven Walton
Name:	H. Steven Walton
Title:	Self

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	Peter B. Morin

By:	/s/ Peter B. Morin
Name:	Peter B. Morin
Title:

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
EPCC AMENDMENT

Name of Holder:	William H. Wilson Jr.

By:	/s/ William H. Wilson Jr.
Name:
Title:

DEBENTURE INVESTORS:	NUMBER OF SHARES TO BE TRANSFERRED

Shelter Island Opportunity Fund, LLC	320,988
William H. Wilson Jr.	22,469
H. Steven Walton	16,049
Peter Morin	20,864
Todd M. Binet	20,864
Midsummer Investment, Ltd.	2,166,667
Whitebox Convertible Arbitrage Partners, LP	814,346
Pandora Select Partners, LP	962,963
Whitebox Special Opportunities Fund Partners Series B, LP	1,123,457
Whitebox Combined Partners, LP.	834,568
IAM Mini-Fund 14, Ltd.	116,519

Total	6,419,754

Schedule 3.1(a) – Subsidiaries and Joint Ventures
This schedule 3.1(a) hereby amends and restates the original schedule 3.1(a) to the purchase agreement.
Subsidiary Companies -
1.
The Carnrite Group (TCG). On August 13, 2007, Epic acquired 100% ownership of The Carnrite Group (TCG). The acquisition comprised 100% stock purchase. The acquisition has been treated as a business combination under Statement of Financial Accounting Standards No. 141 (SFAS 141). For management reporting purposes, TCG is accounted for as a separate business unit. For SEC reporting purposes, TCG is included on a consolidated basis.

2.
Pearl Investment Company (Pearl). On December 5, 2007, Epic acquired 100% ownership of Pearl Investment Company (Pearl) in a transaction that comprised both stock and cash. The acquisition has been treated as a business combination under Statement of Financial Accounting Standards No. 141 (SFAS 141). For management reporting purposes, Pearl is accounted for as a separate business unit. For SEC reporting purposes, Pearl is included on a consolidated basis.

3.
Epic Integrated Solutions (EIS). On February 20, 2008, Epic acquired 100% ownership of Epic Integrated Solutions (EIS) in a transaction that comprised both stock and cash. The acquisition has been treated as a business combination under Statement of Financial Accounting Standards No. 141 (SFAS 141). For management reporting purposes, EIS is accounted for as a separate business unit. For SEC reporting purposes, EIS is included on a consolidated basis.

Joint Venture –
1.
Epic Exploration and Production, LLC – In July 2007, Epic formed a subsidiary, Epic Exploration and Production, LLC, for the purpose of acquiring and developing oil and gas assets. Epic has a 50% ownership interest in this entity with the remaining 50% owned by a private investment company UIV, LLC (UIV). Epic is the designated manager of this entity and provides operational engineering and organizational support along with 100% responsibility for all day-to-day activities. For management reporting purposes, Epic Exploration and Production is accounted for as a separate business unit. For SEC reporting purposes, Epic Exploration and Production is included on a consolidated basis.

Schedule 3.1(i) – Material Changes, Undisclosed Events, Liabilities or Developments
Pearl has contracted to provide engineering, procurement, and construction management (EPCM) services to support the build-out of a sour gas processing facility located in UAE. The value of the contract is estimated to be approximately $22.0 million dollars.  The unit will be designed to process 60 Million Standard Cubic Feet per Day (MMSCFD) of sour gas containing up to 4% H2S.  Pearl will commence immediately to provide EPCM services and estimates that the first phase of the project will be completed by year end 2009.  New processing units will be integrated into an existing gas plant and will consist of new amine treating and modifications to the condensate stabilization, inlet compression, gas dehydration, cryogenic processing for LPG recovery and export compression to the sales pipeline.  The design will also include provisions for the future installation of a Sulfur Recovery Unit.

Schedule 3.1(ee) – Company Independent Auditors
This schedule 3.1(ee) hereby amends and restates the original schedule 3.1(ee) to the purchase agreement.
Epic Energy Resources has engaged the following Certified Public Accounting firm to provide auditing services.
Malone & Bailey, PC
Certified Public Accounting Firm
10350 Richmond Ave, Suite 800
Houston, TX 77042
713-343-4200
www.malone-bailey.com